UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 16, 2006

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 16, 2006, PDL BioPharma, Inc. (“we” or the “Company”) received verbal notification from Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. (collectively “Roche”) that Roche would elect to terminate the Amended and Restated Co-Development and Commercialization Agreement, dated October 29, 2005, among the Company and Roche (the “Collaboration Agreement”). On November 20, 2006, we received written notice from Roche of its election to terminate the Collaboration Agreement without cause. Termination of the Collaboration Agreement will become effective on May 26, 2007. We believe Roche determined to terminate the Collaboration Agreement following a periodic internal review of its portfolio programs.

Pursuant to the terms of the Collaboration Agreement, we and Roche had agreed to jointly develop and commercialize daclizumab (in transplantation, marketed as Zenapax®) for the treatment of organ transplant patients on longer-term maintenance therapy (transplant maintenance) (the “Transplant Program”). Pursuant to the terms of the Collaboration Agreement, Roche paid us $10 million related to the Transplant Program in November 2005, we had the right to receive up to $145 million in milestone payments if the Transplant Program was successful and Roche was obligated to reimburse us for certain development related expenses. We have not received or recorded any portion of the milestone payments and do not believe we will be entitled to earn any milestone payments after the termination of the Collaboration Agreement. We did not incur and will not incur any early termination penalties as a result of Roche’s termination of the Collaboration Agreement.

Prior to August 2006, the Collaboration Agreement also governed the joint development and commercialization of daclizumab for the treatment of asthma and other respiratory diseases (the “Asthma Program”). Roche elected to discontinue its involvement in the Asthma Program under the Collaboration Agreement in August 2006 following a development program review. The effects of Roche’s election to discontinue its involvement in the Asthma Program are described in more detail in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2006, which we filed with the Securities and Exchange Commission on November 7, 2006.

Roche’s termination of the Collaboration Agreement has no effect on our other agreements with Roche. Our other significant relationships with Roche are identified below.

In addition to the Collaboration Agreement, we entered into a Second Amended and Restated Worldwide Agreement, dated October 28, 2005, among the Company and Roche (the “Worldwide Agreement”) pursuant to which we acquired exclusive rights to daclizumab in all indications, except that Roche retained for a limited term certain commercialization rights for daclizumab for the treatment of transplantation. The Worldwide Agreement provides that Roche will pay us royalties for sales of Zenapax above certain threshold levels. Based on our current expectations of Zenapax product sales, we do not expect to receive royalties from Roche under the Worldwide Agreement.

Also, in September 2006, we acquired from Roche all Cardene®-related rights owned by them, including certain Cardene product inventories, and in consideration we agreed to pay Roche $13.9 million. Of the purchase price, $3.7 million was due upon signing of the agreement, $6.7 million is due during the first half of 2007 upon Roche’s delivery of certain product inventory, and $3.5 million is due upon FDA approval of the technology transfer of the manufacturing process for nicardipine, the active pharmaceutical ingredient in the manufacture of all Cardene products, which we expect to occur in 2008. Under the terms of the arrangement, we are now obligated to pay royalties to Roche only on sales of intravenous Cardene products that fall under the existing relevant Cardene U.S. patents through patent expiration, which is currently November 2009, but do not owe additional royalties on sales of the oral formulations of Cardene.

Item 8.01. Other Events.

On November 21, 2006, we issued a press release announcing that Roche had elected to terminate the Collaboration Agreement effective May 26, 2007. A copy of this press release is filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 21, 2006, regarding Roche’s termination of the Collaboration Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2006

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer